Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of First Merchants Corporation (Corporation) on Form S-4 of our reports dated February 27, 2015, on our audits of the consolidated financial statements of the Corporation as of December 31, 2014 and 2013, and for each of the three-years in the period ended December 31, 2014, and on our audit of internal control over financial reporting of the Corporation as of December 31, 2014, which reports are included in Corporation’s Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/S/ BKD, LLP

Indianapolis, Indiana

August 26, 2015